Exhibit 99.3

Pacira BioSciences October 11, 2021

Corporate Speakers:

•	Susan Mesco; Pacira BioSciences, Inc.; Head of IR

•	David Stack; Pacira BioSciences, Inc.; Chairman & CEO

•	Ronald Ellis; Pacira BioSciences, Inc.; SVP

•	Charles Reinhart; Pacira BioSciences, Inc.; CFO

Participants:

•	David Amsellem; Piper Sandler & Co.; Research Division, MD & Senior Research Analyst

•	David Steinberg; Jefferies LLC; Research Division, Specialty Pharma Analyst & Equity Analyst

•	Christopher Neyor; JPMorgan Chase & Co; Research Division, Analyst

•	Anita Dushyanth; Joh. Berenberg, Gossler & Co. KG; Research Division, Analyst

•	Gregory Fraser; Truist Securities, Inc.; Research Division, Research Analyst

•	Serge Belanger; Needham & Company, LLC; Research Division, Senior Analyst

•	Andreas Argyrides; Wedbush Securities Inc.; Research Division, Analyst

•	Oren Livnat; H.C. Wainwright & Co, LLC; Research Division, MD & Senior Healthcare Analyst

•	Gary Nachman; BMO Capital Markets Equity Research; Analyst

PRESENTATION

Operator^ Good day, and thank you for standing by. Welcome to the Pacira BioSciences conference call. (Operator Instructions) Please be advised that today's conference is being recorded. (Operator Instructions) I would now like to hand the conference over to your speaker today, Susan Mesco, Head of Investor Relations. Please go ahead.

Susan Mesco^ Thank you, Shannon, and good morning, everyone. Welcome to today's conference call to discuss Pacira's acquisition of Flexion Therapeutics. Joining me on today's call are Dave Stack, Chairman and Chief Executive Officer; Ron Ellis, Senior Vice President, Strategy and Corporate Development; and Charlie Reinhart, Chief Financial Officer.

Before we begin, let me remind you that today's call will include forward-looking statements based on current expectations regarding the potential transaction and our business.

Such statements represent our judgment as of today and may involve risks and uncertainties. For information concerning risk factors that could affect the company, please refer to our filings with the SEC, which are available from the SEC or our website as well as Slide 2 at the beginning of today's presentation.

In addition, we'd like to call to your attention the additional information on Slide 2 about the tender offer to be commenced, for which the required tender offer documentation for both parties will be filed with the SEC upon commencement of the tender offer. Please also refer to the information in such documents when they become available. With that, I will now turn the call over to Dave Stack.

David Stack^ Thank you, Susan. Good morning, everyone, and thank you for joining us. I'll start with Slide 4 and highlight how delighted we are to announce our proposed acquisition of Flexion Therapeutics, a company that we have been tracking internally for some time and one that shares our vision of providing non-opioid treatment alternatives to as many patients as possible.

This acquisition is a major milestone in our stated strategy to build out a robust offering of non-opioid treatments to improve patient care along the neuro pain pathway, while simultaneously providing us with another bridge into the chronic pain space, along with iovera°, our cryotherapy asset.

Importantly, this transaction strengthens 2 of our key growth pillars: pursuing innovation and expanding product utilization. As background, Flexion is a commercial stage biopharmaceutical company focused on the development and commercialization of novel, local, non-opioid therapies for the treatment of patients with musculoskeletal conditions, including osteoarthritis or OA, post-surgical pain and low back pain.

Flexion's lead product, ZILRETTA, is a non-opioid injection that will allow Pacira to offer another treatment to manage osteoarthritis pain of the knee at an earlier stage of the patient journey along the neural pain pathway and well in advance of the stage of surgical intervention.

ZILRETTA, along with Flexion's development pipeline, is synergistic with our product portfolio and will allow us to engage physicians and patients across the same call points while providing patients with an innovative therapy for opioid-free pain management that is administered in the physician's office setting.

Moving to Slide 5. Osteoarthritis has been and remains a key area of interest for Pacira as it allows us to engage patients at the beginning of their pain journey.

Osteoarthritis represents a significant and growing market opportunity as it afflicts more than 30 million people in the United States, a number expected to grow in the coming years driven by aging, obesity and increasing sports injuries. Also, osteoarthritis accounts for health care costs of more than $185 billion each year in the United States.

Moving now to Slide 6. As we have discussed before, we see significant opportunity in building a differentiated non-opioid portfolio to improve the patient journey along the neuro pain pathway, as illustrated on this slide. We are thoughtfully focusing our organization from business development to our clinical and commercial strategies to realize this opportunity.

The osteoarthritis patient journey -- patient pain journey is long and degenerative. It begins with chronic over-the-counter analgesics. And as the disease progresses, patients often shift to opioid use, which then becomes the gateway for abuse and addiction.

The risk of opioid dependence has only worsened during the COVID pandemic, given the significant delays in medical treatments as well as the health, social and economic disruptions facing our country. This pain management journey continues to the need for joint arthroplasty.

Our goal is to provide end-to-end non-opioid and regenerative health solutions across the continuum of care. As you can see, ZILRETTA perfectly aligns with that goal. By adding this highly complementary asset to our commercial offering, we can provide our customers with another tool in their pain management armamentaria to tackle osteoarthritis earlier in the patient journey.

After closing, clinicians will have the flexibility to individualize osteoarthritis treatment with either ZILRETTA or a drug-free nerve block with iovera° based on patient factors and preference, physician training, site of care, and reimbursement considerations. This is all synergistic with EXPAREL as it continues to standardize the foundation of low and no opioid enhanced recovery after surgery or ERAS protocols for total joint procedures.

Let me now turn to Slide 7 for a more specific discussion on the ZILRETTA commercial opportunity. In 2018, more than 15 million patients were treated with osteo -- for osteoarthritis pain in the United States.

For those, more than 5 million received an intra-articular injection, either traditional corticosteroid injections or hyaluronic acid injections. ZILRETTA combines the commonly administered immediate release corticosteroid, triamcinolone acetonide, often referred to as TA, with Flexion's innovative microsphere technology. This enables a slow and continuous release of medication into the knee.

Traditional corticosteroid injections are an effective treatment for managing pain in the OA with about 75% of the patients experiencing pain relief after treatment. However, the duration of this effect only lasts about 4 to 6 weeks.

With a single injection of ZILRETTA, patients can experience pain relief for approximately 3 months, with some patients in the ZILRETTA pivotal trial reporting pain relief out to 16 weeks. To date, the market has largely positioned ZILRETTA therapy when other intra-articular injection options have been exhausted.

Based on our market research, positioning ZILRETTA as an earlier-stage therapy before significant disease progression is better suited for successful pain management. ZILRETTA currently has a CMS approved J code, and this treatment sequencing would further enhance reimbursement dynamics.

The long-lasting benefits of ZILRETTA make it an ideal treatment to follow additional steroids or hyaluronic injections since steroid injections can only be given so often to avoid the risk of soft tissue damage. We also see strong potential for establishing a repeat dosing regimen for non-opioid pain management over the longer-term horizon.

As for safety, ZILRETTA provides significantly lower peak plasma concentrations versus traditional steroid injections. This enables a minimal increase in blood glucose levels and significantly less glycemic variability as demonstrated in a study of patients with type 2 diabetes.

Like EXPAREL and iovera°, the excellent safety profile of ZILRETTA will be a critical component of product messaging that we believe will allow us to capture a larger portion of the intra-articular injection market for osteoarthritis knee pain.

With that, I'll turn the call over to Ron Ellis, our Senior Vice President, Corporate Strategy and Business Development, to discuss the attractive potential synergies of the deal, the accretion we expect to deliver and the significant potential we see for ZILRETTA that will be fueled by our complementary call points and commercial activities. Ron?

Ronald Ellis^ Thanks, Dave. We are very excited about this transaction, which we believe is an ideal match for Pacira. With the strength of EXPAREL and our growing customer base, we expect a pull-through to treating patients at earlier stages of their pain journey, and we'll have a complete armamentarium of offerings.

Here on Slide 8, we have summarized the transaction rationale. We expect to be able to leverage the opportunity of ZILRETTA with our powerhouse commercial infrastructure. ZILRETTA will give us another entry into the physician office side of care, where we already have a growing presence with iovera° to extend our physician interactions to a much earlier stage of the pain management pathway.

ZILRETTA will benefit greatly from our significant commercial expertise and established relationships across all stakeholders: patients, payers and physicians. In addition to ZILRETTA, this transaction will bring a robust development pipeline of expanded OA indications, such as shoulder pain and exciting earlier-stage assets, FX201 and FX301 in OA pain disease modification and acute postoperative pain.

These pipeline assets provide for a robust set of potential milestones and will further strengthen our R&D efforts and supplement our other external initiatives, such as the equity investments we have made in the last few years to support promising early stage platforms of GeneQuine, Coda and Spine BioPharma.

The Flexion acquisition will be immediately synergistic in terms of physician call points and R&D. The addition of the Flexion portfolio will add to the body of milestones ahead for EXPAREL and iovera°.

Financially, ZILRETTA will add an immediate revenue stream. We will now have 3 commercial products, each with a strong outlook for growth. Furthermore, we expect the transaction to be accretive to 2022 earnings and significantly accretive thereafter based upon expected revenue contribution and operational synergies. Following onetime charges and integration, we expect to capture double-digit operational synergies beginning in 2022 and increasing thereafter.

That gives us the perfect segue to turn the call over to our CFO, Charlie, for a more detailed review of the financial terms of the deal.

Charles Reinhart^ Thank you, Ron, and good morning, everyone. I'll begin on Slide 9, where we have provided a summary of the transaction details. Under the terms of the agreement, Pacira will commence a tender offer that will be funded from its existing cash resources. This upfront consideration is $8.50 per share in cash.

The agreement also provides for one nontradable contingent value right, or CVR, worth up to $8 in the aggregate per share.

Under the CVR, Flexion's shareholders and certain holders of Flexion stock options are entitled to a series of cash payments that are payable upon achievement of the following milestones: $1 per share if total calendar year ZILRETTA net sales achieved $250 million, $2 per share if total calendar year ZILRETTA net sales achieved $375 million, $3 per share in cash if total calendar year ZILRETTA net sales achieved $500 million, $1 per share in cash upon U.S. FDA approval of FX201 and $1 per share in cash upon U.S. FDA approval of FX301. The condition for payment of each of the CVRs must be achieved on or before December 31, 2030.

The transaction is expected to close in the fourth quarter of 2021 subject to customary closing conditions and has been unanimously approved by the Board of Directors of each company.

Moving now to Slide 10. In today's press release, we also provided our monthly sales update for September. EXPAREL net product sales came in at $121.9 million for the third quarter of 2021 versus $113.7 million in the prior year.

For the month of September 2021, EXPAREL net product sales were $39.7 million versus $39.5 million in the prior year. The number of EXPAREL selling days for the month of September was 21 for both 2021 and 2020.

As previously reported in last month's August sales update, the elective surgery market faced additional pandemic-related challenges in August and September due to regional surges in COVID-19 Delta variant cases, staffing shortages and surgical fatigue from care teams addressing significant procedure backlogs. These variables began to subside in the latter part of September, and we expect the fourth quarter to reflect improving market dynamics.

Turning to iovera°. We continue to see a growing level of interest in using this novel cold technology for opioid-free pain management. Net product sales were $4.2 million for the third quarter and $2.3 million for the month of September 2021. This compares to $2.7 million and $1.1 million in the prior year, respectively. With that financial overview, let me turn the call back to Dave for his closing remarks.

David Stack^ Thank you for that review, Charlie. I trust our review this morning has given you a sense of our excitement and enthusiasm for this acquisition, which we believe solidifies our leadership in non-opioid pain management while simultaneously providing a bridge into the chronic pain space.

This is an important transaction and will allow us to offer a truly differentiated portfolio of end-to-end non-opioid solutions across the neuro pain pathway.

With ZILRETTA, we had 3 complementary commercial assets, each of which is on a strong growth trajectory. Through September, net sales are up 27% for EXPAREL and 76% for iovera° versus the prior year. With matching sales call points and significant cost synergies, we believe this deal makes our earnings outlook even more compelling.

To put this value into context, based on our estimates, Pacira only needs to capture 30% of the operational synergies of the Flexion transaction to make this deal accretive in 2022.

And most importantly, this directly aligns with our mission to provide an opioid alternative to as many patients as possible and address medical needs along the neuro pain pathway. With that, I'll turn the call over to Shannon to begin our Q&A session. Shannon?

QUESTIONS AND ANSWERS

Operator^ (Operator Instructions) Our first question comes from David Amsellem with Piper Sandler.

David Amsellem^ So a couple of quick ones. First, Dave, can you provide more color on the sales force synergies? And I apologize if I missed the -- in the prepared remarks, but talk about the -- how many of the Flexion reps you're going to be retaining and the extent to which there's overlapping call points between orthos and ASCs and just sort of the mechanics of that?

And then secondly, as you think about just more broad strategic aims, can you talk about your appetite for a greater presence in the chronic pain space beyond ZILRETTA? And ultimately, is this an area where you're looking to gain some modicum of market leadership over time? Just talk about your overall strategic aims there.

David Stack^ Sure. Thank you, David. I'm sorry. So we have 2 dedicated sales forces in the marketplace today: the EXPAREL sales force, which is the larger of the 2 sales forces; and then our iovera° sales force.

And the iovera° sales force, David, does call on chronic pain physicians now for osteoarthritis. And remember, our indication for that asset is for peripheral pain.

And so we have started into the space of chronic pain. Very clearly, this ZILRETTA acquisition improves our position, and we intend to roughly double the size of the current iovera° sales force. Hopefully, we will do that with ZILRETTA folks. And that process, of course, has not started yet.

The second parts -- part of your question is around chronic pain. And absolutely, David, not only these 2 products, but a number of the things that Ron mentioned in his discussion relative to investments that we've made and our strategic M&A and licensing interest are in the area of chronic pain with thing like -- things like this degeneration and a number of gene therapy opportunities that we see coming forward in the future.

So we think we've done a pretty good job of staking out acute pain with a non-opioid opportunity in EXPAREL. We see a major growth opportunity going forward with peripheral pain and all of the neuropathic pain opportunities. So yes, we do think that chronic pain is a major positioning in our future ambitions.

Operator^ Our next question comes from David Steinberg with Jefferies.

David Steinberg^ Okay. A couple of questions. I know, Dave, you talked about August and September being COVID impacted and surgical fatigue, et cetera, et cetera, regarding EXPAREL. I was just curious on the Flexion product and looking at the estimates for the quarter, I think they were $33 million, but they just reported $22 million. Just curious, were there any other issues revolving around that product and why missed the consensus so much?

And then just related to the synergies you talked about, I think Ron mentioned double-digit synergies in year 1 and then significantly thereafter. Could you give us a little more color on -- could you quantify those synergies a little bit more for year 1, year 2 and year 3? And where are they largely coming from?

David Stack^ Yes. Sure, David. The ZILRETTA numbers, I mean, in our model, reflected more of the number that you just reported on the $22 million. So that is really where we've been going.

I mean, what's happened in the marketplace is the procedures are way down. And so I would say that just from a high-level strategic discussion point, exactly what we reported on is what we're seeing in the marketplace and reporting on our customers -- from our customers, it's that patients are leery given COVID in many states, just scared, frankly, to come into a health care environment. And we started to see that resolve itself now quite significantly.

I would tell you, David, that in many cases, even a bigger problem than COVID, frankly, has been labor and folks that are -- we've had physicians report that they don't have anybody -- any office staff that's doing billing, for example.

And they're doing their own reimbursement scheduling and reimbursement paperwork and things like that. The folks in the ASCs are telling us that they can't get a nursing staff to work on a Saturday or to work a 14-hour or a 15-hour day. So you see the impact of labor diminishing the number of procedures that were being done.

And we think that's just as relevant for ZILRETTA as it was for EXPAREL. So we'll just have to wait and see how that plays out. But we do see it modifying itself, David, in the first few weeks of October here, thank God. Last week actually was not back to where we hoped it would be, but it's a lot better than the last 2 weeks of September or the first 2 weeks of September were. So things appear to be moderating.

So I think specific to ZILRETTA, David, the only thing that I can come up with is that there are issues or there aren't issues, that they have a rebate program and a discounting program that we expect that we will transition over.

And that does have some month-to-month variation as we move through the profile. I don't know. Ron is here and knows a lot more about this than I do if there's any additional color on that topic.

Ronald Ellis^ David, it's Ron. And thanks for the question this morning. Just in the press release, you may see, along with the pre-announcement of the third quarter beside for the COVID disruptions, also mentioned the transient nature of switching over to their new discount program as well as some manufacturing updates that they had another transient issue there. So the combination of the 3 leading to the third quarter results.

David Steinberg^ And just the quantification, if you can give us some more color on year 1, year 2, year 3?

David Stack^ Yes. We're -- what we expect most of this to be done, David, in year 1. We don't expect to have any kind of lagging impact of synergies as we get into year 2 and year 3. I mean, these 2 companies have similar call points. And so the infrastructure required to be able to support these 2 assets is almost identical. So you would expect that there would be very significant synergies really across the board.

As I mentioned already, we would hope to keep a number of them of the customer-facing folks and some expertise, of course, in the Flexion organization around gene therapy, where we've made a couple of investments.

And then, of course, the manufacturing and the quality of people that are making the product. But other than that, we see these 2 organizations really as being complementary to one another. So we think that the savings will be achieved by the end of Q2 and will be wholly embedded into our financials by January of '23.

David Steinberg^ Okay. I just have one quick follow-up. It's not related to today's acquisitions, but certainly, it's important to the company. And I think it's the first time that management can address this, which is a couple of days ago, you got your first ANDA filing to EXPAREL.

Just curious, were you surprised by it? Were you surprised by the company that filed it? And could you comment on the filing and the process and the probability of the generic anytime soon?

David Stack^ Sure. So we've been following this company for some time, David. So we were not surprised. We were surprised that they came with the Paragraph IV in the United States. But we've been following them with a lipid based bupivacaine product in China for some time.

And that's fundamental to the answer to the back half of your question as well because we think that's what they have. And so they do not have a generic EXPAREL or anything that looks like a generic EXPAREL.

And if we follow the FDA -- well, first of all, we now have 4 patents, 3 of them will be Orange Book-listed, and they would have to find a way around all of our patents in order to be able to exercise a Paragraph IV under any circumstances. If they were able to do that, and we don't think they can, they would have to then work against the FDA draft guidelines on what the PK needs to look like in order to have a generic EXPAREL.

And I'll remind everybody that, that requires that you have an exact duplicate all of the issues associated with the liposome technology and how the product is embedded in a multivesicular liposome.

We have no indication from any of their documents or any of their filings or any of their investments, frankly, in their pipeline that they have any technology that mimics or that mimics in any way a sterile cold chain, multivesicular liposome technology, which is absolutely fundamental in order to be able to make a generic EXPAREL.

So to answer your question definitively, no. We don't believe that there will ever be a generic. And we're specifically not interested or not worried about this company's Paragraph IV filing.

Operator^ Our next question comes from Christopher Neyor with JPMorgan.

Christopher Neyor^ Congrats on the transaction. So the first one, just you mentioned that you've been following ZILRETTA for some time, and you've been interested in the company. I'm interested in why the transaction now? And why you -- while still kind of early in the product launch, is there anything you're hearing in the product channel that gave you confidence in the outlook looking from here?

David Stack^ Well, the second half is pretty easy, Christopher. We talk to a lot of the same docs all the time. And so the first point of call is, do you use this product and does it work? And universally, what we got back is, yes, it works.

They have a J code, so we're reimbursed for using it. It's a product that allows us to do this treatment in the office setting, which is very attractive to this group of physicians. It does take us into chronic pain, where we still have a nascent presence with iovera° for osteoarthritis. And so the timing is perfect.

Why now is there are times where you're just not in control of all of those kinds of things. I mean, when it became obvious that the Flexion assets might be available, we were -- in our minds, we were the obvious home for this asset. And so the timing was that we bought it when it was available.

And we think that after all of the diligence we've done and everything that we've been through in securing this asset over the last couple of months, we're more and more sure that we were right in doing that. And we're thrilled that we -- that we've -- we have the opportunity to take ZILRETTA into our portfolio.

So the timing is not always at your best. And so we've been watching ZILRETTA. We like the asset. We thought it was complementary to everything we were doing. And there was an opportunity to make this acquisition, and we did.

Christopher Neyor^ Great. That's helpful. And then maybe talking about the financial rationale for the transaction beyond just kind of the approved indication for knee. I guess, how much value were you assigning to shoulder as a potential expansion opportunity?

Is there any significant value tied to that in the transaction? And then also maybe talk a bit about the pipeline and also how the gene therapy fits more broadly into kind of your ambitions in that space?

David Stack^ Sure. I'll start and turn it over to Ron. Okay. I mean, just to be -- what we've paid for this asset, we believe, is supported by the osteoarthritis of the knee indication. And so that was the primary mover.

We do believe that there's value for shoulder. And we have included shoulder in our longer-term analysis of that, but that was not fundamental in the cash upfront associated with the use -- with this product. Ron is a lot closer to the pipeline than I am. And so I'll turn it over to him to make some comments on the pipeline aspects of 201 and 301.

Ronald Ellis^ Christopher, it's Ron. Thanks for the question on the pipeline. In regards to FX201 and 301, you may recall that 201 comes from GeneQuine, a company in which we have made a private investment. They're the private gene therapy company in Germany. So we're aligned on that very much.

On 301, it's a nerve block agent for the lower extremity, an area where we also have interest. So pipeline is very consistent with what we've been doing. As a matter of fact, their lead pipeline agent came from a parent company with which we have an investment. So I would say that there's good alignment on the pipeline and how we think about it strategically.

Operator^ Our next question comes from Anita Dushyanth with Berenberg Capital.

Anita Dushyanth^ Congrats on the transaction. A couple of questions for me. Just wanted to understand how the patients profile work for the products iovera° and ZILRETTA. Will ZILRETTA be kind of more focused on patients that are -- have maybe diabetes in OA? And then I have a follow-up.

David Stack^ Yes. No, thanks for the question, Anita. We see it more as an opportunity to provide a tool that the physician will be able to use based on the patient characteristics, and diabetes clearly will be one of those. We think even more than that will be the physician preference and how they've been trained, what they're doing in their office.

The reimbursement profile of these assets and where that reimbursement is allowed to take place is a very important issue when selling these products into this space. And so as we see it, this is a massive market. There's a lot of physician interest in ZILRETTA as there is in iovera°.

And so we're not going to go position it for specific patient populations. We will be more likely to say, "Here's a product that's approved for osteoarthritis of the knee." We intend to do some shoulder work as per the previous question.

And then we have iovera°, which will provide several months of pain control for any osteo or any peripheral osteoarthritis. And so we think this will help on both fronts actually. We see the 2 products is helping each other. ZILRETTA in the office, iovera° more likely to be used in an ambulatory surgery center or a hospital outpatient department.

And so -- and reimbursement that covers those different venues will be critically important. And so our intention is not to position the products against one another but to make a broad set of tools available for the physicians to be able to treat it based on what the patient needs and what the reimbursement structure is and where they intend to do the procedures, et cetera.

Anita Dushyanth^ Okay. That was very helpful. And then just one more question about how much do you sort of expect to realize in pretax synergies in 2022 and also in combined sales in '22, assuming that procedures are sort of getting back to track for -- to prepandemic levels?

David Stack^ Yes. I don't think we're in a position, Anita, to talk about anything that looks like guidance or we've got a lot of work to do to get under the hood here and really understand fully what the rebate program looks like, what the discounting programs look like, what the distribution network looks like.

I mean, we've done enough diligence to make us comfortable that this transaction makes sense, but we're not at a point where we can actually talk about numbers yet in terms of how '23 or '22 is going to look like.

Operator^ Our next question comes from Greg Fraser with Truist Securities.

Gregory Fraser^ My first question is on how you're thinking about the duration for ZILRETTA. I know their patents expire in 2031, but there are also challenges to this formulation. Curious how you looked at duration in your deal model.

David Stack^ In our deal model, we don't believe -- we believe that we have patents out into the mid-'30s and some obvious opportunities for us to extend those to look more like EXPAREL, current EXPAREL does and moving into the late '30s.

And so in the deal model, the base case was the mid-'30s, and the IP guys think that there's an opportunity here to drive this further into the '30s. So somewhere from the mid- to late '30s would be our operating model. But we based this acquisition on the mid-'30s.

Gregory Fraser^ Got it. And then on ZILRETTA sales in Q3, is it possible to quantify the impact from the rebate program modifications and the short-dated inventory? And can you give us some more color on the manufacturing issues and whether those have been resolved or not?

David Stack^ Not -- I don't -- that's not really -- we don't -- no, I don't think it's appropriate for us to be giving that level of comment on the numbers of their company yet, Greg.

Gregory Fraser^ Okay. What about the manufacturing issue, just the nature of those and whether they've been fixed?

David Stack^ Same comment. I mean, I think what I can tell you is our manufacturing folks have had multiple meetings with their folks. This product is manufactured in the same facility outside of London and ours is.

So we know the folks involved and our manufacturing group is satisfied that they have -- they know how to make ZILRETTA. I think the other answers to those questions need to come from the Flexion folks.

Gregory Fraser^ Got it. Okay. And then my last question is just on how the product is used. Is it primarily used once onetime patients with OA pain of the knee? Is there some repeat dosing? And then do you also -- would you say there's room for improvement on insurance coverage and moving ZILRETTA ahead of IR steroids for more patients?

David Stack^ Yes, that's an interesting question. So there is a fair amount of repeat dosing. It is outside the package insert, but we understand that there is reimbursement for that use of the product. So we do expect that there's an opportunity to continue to work on reimbursement, and we've got a pretty aggressive group in working with CMS, as you know. So we intend to see if we can continue to move that out.

I mean, another opportunity here, Greg, would be to move it more into the ASC and as well as the physician's office as well. And so we have seen multiple opportunities from a reimbursement perspective to be able to widen the use of the product. Insurance coverage, I'm sorry, Greg. I'm blanking on the second part of your question.

Gregory Fraser^ Whether there's room for improvement on getting ZILRETTA covered for use ahead of [released] products?

David Stack^ Oh, yes, yes, yes. Yes. I think what you see in the marketplace, Greg, sorry about that, is that, that's happening already, right? This is a huge market. You already see the societies backing away from hyaluronic acid and corticosteroids, especially the short-acting corticosteroids with the high Cmax and some of the issues that they're worried about in terms of AEs.

But we've also looked extensively at the HA market, the hyaluronic acid market, and that market is losing reimbursement, losing support from the medical societies and stuff. And so we think that those patients would be much better served by a long-acting product like ZILRETTA.

So I think the marketplace is already searching for an alternative to things that are not working as well as they would like, and we hear that routinely from folks.

And when you look at the ZILRETTA numbers, they are growing inside this difficult environment as we've all experienced over the last year, you could see that ZILRETTA continues to grow. We think that portends well for the future and especially as the marketplace is searching for better ways to treat these patients in the earlier stages of osteoarthritis.

Operator^ Our next question comes from Serge Belanger with Needham & Company.

Serge Belanger^ A couple of questions for me. First one, Dave, can you just talk about the path and timelines associated with your label expansion plans to shoulder OA? And then secondly, I think in the past, the Flexion team has contemplated initiating a direct-to-consumer or direct-to-patient advertising campaign for ZILRETTA. Is that something that's in the cards for future marketing efforts around this product?

David Stack^ Yes. Well, we have a Phase II data set for shoulder. And so the question really then is, do we do a Phase III trial for a package insert indication with ZILRETTA? I would say, Serge, as we have this call, that is our intention. We've got to do all the strategic things that we do and look at all of the investments that we make across our portfolio.

So our intention, as we have this call today, yes, is to develop shoulder. We think that, that has a material impact on the ability to use the product. It's a place where we know a lot about, right?

With our brachial plexus nerve block indication, we have a lot of shoulder surgeries. This is a perfect example of where we can treat shoulder pain before the patient needs surgery, very much the way we would treat knee pain. And so yes, that would be our intention as we sit here today.

So yes, I'm blanking. We haven't had much sleep lately, guys. I'm sorry. Direct-to-consumer. We do some direct-to-consumer. We do it more with groups who are interested in opioid sparing, like moms against pain and a number of the different initiatives we have now around pediatrics, for example.

I think it would be totally appropriate for us to build ZILRETTA into the models that we've already had built for EXPAREL and for iovera°. I don't see us, at least at this point in the product's life cycle, having 2 people smoking cigars in a bathtub or anything. I mean, I don't see us doing any of that kind of stuff on Sunday night football.

I think our direct-to-consumer stuff will be more driven by the Internet and our ability to work with groups who are highly interested in opioid sparing.

So I think what we see now is that moms are very interested in how their family's health care is provided, especially now with the pediatric launch and mom's interest in making sure that the kids don't have opioids. I think this gives us an opportunity to extend that platform to earlier in the neural pain pathway that we referred to several times.

So it's not direct-to-consumer in the classic sense of the big products that are on TV all the time. So we do a fair amount of direct-to-consumer now around opioid sparing and all of the initiatives where we have gone -- going in D.C.

Serge Belanger^ Let me squeeze in one more. So as you look to the ZILRETTA growth path, does that involve the dislodging the hyaluronic acids or taking market share away from the immediate release steroid products?

David Stack^ I think both. What we hear, while, again, the J code is fundamentally important here that we have a reimbursement pathway. That is a major problem for hyaluronic acid. More and more folks and more and more societies have backed away from any reimbursement for hyaluronic acid.

And I think we can use that the comfort that the medical community has with corticosteroids, but replace some of the issues that are well-known with the short-acting products with a longer-acting product, lower Cmaxes, less AE profile. We referenced the glycemic issues in the script. So I think in both cases, we're looking at replacing those assets for sure.

The marketplace is growing, which is a positive for us, right? This product is growing inside a growing market. And the hyaluronic acid market is still large, but retreating at a fairly significant clip. And so it's corticosteroids. Do you want a really short-acting product with a high Cmax? Or do you want a product that lasts for a longer period of time, fewer AEs, and you get reimbursed. In a very short nutshell, that's the story.

Operator^ Our next question comes from Reas Argyrides with Wedbush Securities.

Andreas Argyrides^ Congrats on the deal. Could you just provide some more broad comments on the -- on how the deal impacts your outlook for the company past 2025 top line and margins, et cetera?

David Stack^ Well, we've said that we expect EXPAREL to be a $1 billion product in that '25, '26 time frame, and that we expect margins, gross net margins to be over 50%. This certainly doesn't do anything to change that model.

If anything, you could look at it as an insurance policy against all of those numbers. The synergies that we see here are real. This isn't anything where we've got to get into something we don't know anything about. And we know these customers very well.

So I think by using the experience that is in the Flexion organization and bringing on a number of their customer-facing folks as well as some of the folks in that clinical research organization that may have skill sets that don't exist in Pacira today, I think that this product and you'll see the impact on the EBITDA line next year, Andreas.

So this is not anything where we're waiting until '25 and beyond. I think what happens here is we're even a more significant cash generator now than we were a week ago.

And by '25, I think that you'll see additional pipeline products, the Flexion products as well as others that will give us a broader opportunity to provide this toolkit that we're talking about to physicians to treat all kinds of neuropathic pain and peripheral pain and intrathecal pain, et cetera. So we think we're building around a very strong platform that already exists, and this just makes us stronger.

Andreas Argyrides^ Congrats on the deal.

David Stack^ Thanks, Andreas.

Operator^ Our next question from Oren Livnat with H.C. Wainwright.

Oren Livnat^ I'm not sure you'll be able to answer, but I'm going to try anyways. A couple of us have been beating around the bush or trying to figure out sort of, I guess, how big a product you see Flexion as, I guess, near term, right, because there is a sort of 3Q guidance embedded in this announcement for Flexion, which is obviously not where consensus was. But as someone who doesn't follow Flexion closely, can you just help us understand sort of where you see that on a normalized run rate now?

And when you talk about synergy and EBITDA accretion in 2022, obviously, that's somewhat dependent on how big a product flex -- ZILRETTA is, sorry. And The Street is somewhere far above the run rate implied in the 3Q numbers.

So can you just give us any help as to what you think a normalized sales run rate is manufacturing and rebate issues aside in 3Q?

David Stack^ No. I just don't know, Oren. I think that those questions have to be directed at Flexion. I mean, it's just not appropriate yet. I mean, we announced a deal, but it isn't completed yet. So I don't know how I can make comments on somebody else's product still today.

So I just -- obviously, we've got some thoughts on the topic, but I don't think it's appropriate that we should be sharing any of those thoughts in this call this morning at least. We look forward to giving you all that information going forward.

Oren Livnat^ Right. I guess the flip side of that equation is on the expense side, right? So we can, I guess, pick our sales run rate for ZILRETTA for next year. But is there any way you can quantify? You know what their OpEx is. I think you've done -- yes, you've done some due diligence on how much savings there is there. So can you give us any sort of ballpark range in a dollar amount as to where you think you can exit 2022 synergy wise?

David Stack^ So you've got the numbers, right, for their OpEx. I mean, what we said in the prepared script is that in order to make this transaction accretive in '22, we would have to enjoy 30% savings. I think those numbers would allow you to pretty quickly figure out what the numbers are. And I think that's really what we're prepared to say today.

But there are a lot of synergies here, Oren. What we tried to show you was what the minimum would be in order to make this an accretive deal in 2022. And that number is 30%, which I think you would agree is pretty low, given the opportunity that we have here.

Oren Livnat^ Okay. And then just talk about what you guys sort of bring to the table. Besides, obviously, on the commercial side, you've thought a lot about manufacturing and IP, of course, the development of EXPAREL. Can you just -- you mentioned 2030s for your base case assumption for ZILRETTA exclusivity.

For those of us not super familiar with the ZILRETTA formulation and the IP situation, can you just give us a broad understanding of, I guess, how comfortable you are with aside from IP, just the ability to knock off that product from a generic bioequivalence standard, how difficult that is, I guess how comfortable you are in general with the duration of that asset even IP aside?

David Stack^ Yes. Well, the base case is over a decade. And so, again, go back to the economics of the deal and the immediate opportunity for a revenue stream and EBITDA in 2022, this deal is immediately accretive.

So what we buy then is a decade-plus of intellectual property. And we will continue to work on that with our folks who have a lot of experience in this space and our IP outside counsel that has a lot of experience in this space that have generated all the more recent EXPAREL formulation patents.

And so I think against the current IP, this deal is, as Ron said in his prepared remarks that it's accretive in '22, and it's really accretive after that. This deal would stand on its own merits with the current IP, and then we'll extend it from there if possible. So we don't need a patent extension in order to have this deal makes sense, I guess, is the best way to say it.

Operator^ Our next question comes from Gary Nachman with BMO Capital.

Gary Nachman^ Dave, on the sales synergies, if you double the size of the iovera° sales force, what is that number currently for you? I'm curious in ZILRETTA has been a pretty promotion-sensitive product, certainly prepandemic. So wondering how many sales reps will be on ZILRETTA going forward? And will you leverage the ortho -- your ortho sales reps at all with ZILRETTA? Do you think that could actually help as well?

David Stack^ Yes. It will be a blend. Our folks -- our major sales force will primarily own EXPAREL. And remember, Gary, where the site of care is here largely, right? So our big EXPAREL sales force spends most of their time in ASCs and in hospital outpatient settings now and some in the hospital settings. ZILRETTA is largely a office-based opportunity today at least, Gary.

And so we'll be working on our programs to move that into a more -- and a scenario where we see over 70% of the current EXPAREL procedures and iovera° procedures, moving ZILRETTA backwards at the same time, we're moving iovera° forwards or the other way around. And so currently, the iovera° sales team is slightly less than 40. And we see that doubling, and we've got various scenarios against product sales opportunities.

And so we think in our hands, Gary, that's more than enough, given the coverage that we've got with all of the sales forces. And remember, we've got a strategic initiative sales force. We've got a continuing education sales force. We've got a sales force of MSL. So we're talking about the folks who are day-to-day calling on physicians, more of an account management role in our organization.

And all 200 of our customer-facing folks will be available to ZILRETTA when it's appropriate. The people who will own the primary numbers will be the folks who sell iovera° for us today because they are in the same environment that we believe will be the most accepting of enhancing ZILRETTA going forward.

Gary Nachman^ Okay. And then just within business development, is there more of an effort now to diversify the portfolio better with commercial products? How much more firepower do you have to do that after this deal? Are you trying to leverage the infrastructure faster? Or are you very pleased with the pipeline? So -- and yes, I'm curious what else you guys are seeing out there, both on the commercial side and maybe with respect to the pipeline?

David Stack^ So I would tell you, Gary, very few commercial assets that are available. And so on the commercial side of the aisle, it's one of the reasons that this transaction was really important to us.

There is a lot of work going on the BD side of the aisle. I think Ron is more appropriate to talk about with that. But I think we've got all the firepower we need, right? I mean, we've got -- we're very -- we expect to be highly cash-generating. And so we've got sources of capital that would cover anything that we wanted to do.

I think there's just a paucity of commercial assets that are -- that have growth potential that are out there, but we are very active in the pain pipeline looking at pain and in regenerative medicine. And I'll ask Ron to give any comments that he might have relative to your question.

Ronald Ellis^ Gary, thanks for the question. As Dave mentioned, there's a paucity of commercial stage assets that we view as good fits for our organization and thought that Flexion and ZILRETTA were a very good fit and will continue to be.

And then pipeline, in terms of -- we mentioned 3 of the investments which we made in private companies and would expect probably similar type of deals on a go-forward basis.

Gary Nachman^ Okay. And if you do end up finding some other commercial assets, will you be able to drop those in, do you think? Will you have capacity to do that the way you're thinking about structuring the combined sales force?

David Stack^ Oh, yes. I think so, Gary. Remember that I was the CEO of Innovex, when we built all those sales forces and integrated all those different companies. And the person who runs commercial operations now for us was the person who actually did all the work in those days, Daryl Gaugler.

So we've got a lot of experience here on how you build sales teams and how you integrate different messages across different sales teams, et cetera.

I mean just to give you a sense, Daryl has built over 400 sales teams. I mean, that's several lifetimes for any of the rest of us. So no, we're good at this kind of thing. And we've got all the tools we need to determine where the ROI is.

We clearly understand the market dynamics of the United States and how many territories are profitable with a 1- and a 2-product sales force by audience that we can do all of that stuff. If we could find more ZILRETTAs, we certainly would.

Operator^ Our next question comes from David Amsellem with Piper Sandler.

David Amsellem^ I just had a follow-up. I know you've had some questions related to manufacturing. I just sort of wanted to ask the manufacturing question a little differently. In your diligence, did you uncover any ways in which manufacturing of ZILRETTA can be made more efficient? Maybe the way to ask it, is there the potential to expand the margin, the gross margin profile on the assets based on what you know about this asset to date?

David Stack^ Yes. Thanks, David. I mean, there's -- obviously, there's a dozen different ways to come at that, right? I mean, it's the acquisition of materials. It's the number of batches that fail. It's the size of the batches. It's all of those things that we go through every day with EXPAREL.

So it is very interesting that this is made in the suite right next to our suite in Swindon, where we've just opened up the 200-liter facility for EXPAREL. So I think the potential is there, David, for our manufacturing folks to take a new look at this and to understand exactly what they're doing and how they're doing it.

We clearly have the opportunity to work with the vendors that supply raw materials here and to understand all the different ways that you can make a product, a [sterile] product like this. I mean, it's different in terms of swapping out a multivesicular liposome for a polymer-based product. But in the end, the basic principles of manufacturing here are the same.

I can't swear that we know that we can improve this. But I think that our folks that work in Swindon are pretty comfortable that we can make EXPAREL, and we can do it efficiently.

Operator^ This concludes the question-and-answer session. I'd now like to turn the call back over to Dave Stack, Chairman and CEO, for closing remarks.

David Stack^ Thanks, Shannon. I'd like to thank you all for participating and listening to today's conference call. We look forward to keeping you updated on our progress.

Next up for us is our Analyst Day that we are hosting this Friday at the Pacira Innovation and Training Center at Tampa, The PITT. More details on this event can be found in the Investors section at the Pacira website. Thanks again for your questions and time today. We look forward to seeing you soon. Have a great day.

Operator^ This concludes today's conference call. Thank you for participating. You may now disconnect.